Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Kansas City Southern:
We consent to the incorporation by reference in the registration statements (Nos. 333-179494, 033‑50517, 033‑50519, 033‑64511, 333‑91993, 333‑73122, 333‑58250, 333‑51854, 333‑126207, 333‑154793, 333-217685, and 333‑164240) on Form S‑8 and (No. 333‑221537) on Form S‑3 of Kansas City Southern of our report dated January 26, 2018, with respect to the consolidated balance sheet of Kansas City Southern and subsidiaries as of December 31, 2017, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the two year period ended December 31, 2017, which report appears in the December 31, 2018 annual report on Form 10‑K of Kansas City Southern.
/s/ KPMG LLP
Kansas City, Missouri
January 25, 2019